Exhibit 7.2

                            STOCK PURCHASE AGREEMENT
                            ------------------------

        THIS AGREEMENT made as of this 28th day of July, 2000, between John F. Fisbeck, David B. McLane and Carter M. Fortune (hereinafter referred to individually as a "Buyer" and collectively as the "Buyers"), and Shamrock Holdings Group, Inc. (hereinafter referred to as "Shamrock") and American Gaming & Entertainment, Ltd. ("AGEL") which is joining as a party to this Agreement only for the purpose of complying with Sections 3 and 4 hereof.

                                    Recitals
                                    --------


     A. The substantively consolidated bankruptcy estate of The Bennett Funding, Inc., et al. (the "Estate") and Shamrock together own 5,923,454 shares of voting, $0.01 par value common stock of AGEL, 55,982.61 shares of Series A Preferred Stock (which is convertible into 1,399,565 shares of common stock) and 4,000 shares of each Series C, D and E Preferred Stock (which are convertible as of July 21, 2000 into 360,588,361 shares of common stock pursuant to letter agreement attached hereto as Exhibit "A"), as their interests may appear;

     B. The Buyers desire to purchase all of the stock (on a fully converted based) owned by Shamrock, upon the terms and conditions hereinafter set forth (the "Stock").

     C. Shamrock is willing to sell the Stock to the Buyers on the terms and conditions hereinafter set forth.

     D. The parties hereto desire to establish their mutual rights and obligations under this Agreement.

     NOW, THEREFORE, in consideration of mutual covenants contained herein and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

     1. Purchase Price. The purchase price for the sale of the Stock to the Buyers shall be $1,800.00 (the "Purchase Price") payable in accordance with the terms of this Agreement.

     2. Closing Matters. The closing (the "Closing") on the transactions contemplated by this Agreement shall take place on or before August 31, 2000 (the "Closing Date") at a time and location mutually acceptable to the parties. At the Closing, Shamrock shall deliver to the Buyers the certificates in Shamrock's possession representing a portion of the Stock and an affidavit of lost certificate(s) with respect to the certificates not in Shamrock's possession, and all certificates in Shamrock's possession shall be duly endorsed on the reverse side thereof by a duly authorized officer. The Buyers shall deposit with the Escrow Agent cash in an amount equal to the Purchase Price pursuant to the Escrow Agreement.

     3. Post Closing Matters. Immediately following Closing, AGEL's Board of Directors shall be expanded to not less than three members (as determined by the Buyers) and the Board of Directors shall fill said vacancies with individuals designated by the Buyers.

     4. Right of Setoff. The Escrow Amount shall be reduced and paid to Buyers as a result of any damages asserted against, imposed upon or incurred by AGEL or the Buyers, directly or indirectly, by reason of or resulting from any of the following occurrences:

               4.01 Other than as set forth in the Exceptions Schedule which is attached hereto as Exhibit "B", AGEL is a party to any contract, lease, agreement or other undertaking. Except as set forth in the Exceptions Schedule, any party to any contract, lease, agreement or other undertaking with AGEL has any claim against AGEL.

               4.02 Except for the requirements of applicable federal and state securities laws and the Bankruptcy Court Approval and the approval of the Indiana Gaming Commission, required, a consent or approval of, or filing or registration with, any governmental or regulatory authority is required in connection with the performance of the terms of this Agreement.

               4.03 Except as disclosed in the Exceptions Schedule, any of AGEL's tax returns and reports required by law to be filed have not been duly filed, and any taxes, assessments, fees and other governmental charges have not been paid or adequately reserved against.

               4.04   Except as disclosed in the Exceptions Schedule:

                      (a) there is any action, proceeding, claim or
               investigation pending against AGEL or to which any of its assets or properties are subject before any court or any governmental department, commission, board, bureau, agency or instrumentality; or

                      (b) there is any outstanding order, writ, injunction or
               decree of any court, governmental department, commission, board, bureau, agency or instrumentality, or any arbitration award against AGEL.

               4.05 AGEL's authorized capital stock exceeds 3,000,000,000 shares of common stock $.01 par value or 1,000,000 shares of preferred stock, of which more than 12,561,750 shares (pre-conversion) of common stock are issued and outstanding or of which more than 67,982.61 shares (pre-conversion) of preferred stock are issued and outstanding. Except as set forth in the Exceptions Schedule, there are any outstanding options, warrants or other rights to subscribe for, purchase or receive shares of AGEL common stock or preferred stock or any other securities convertible into AGEL common stock or preferred stock.

               4.06 Except as set forth in the Exceptions Schedule, any of AGEL's current or former officers, directors or employees has any claim against it except for salaries or

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

        other ordinary expenses, or AGEL is obligated to any of such persons in any way or for any amount except for salaries, wages or ordinary expenses. One-half of the $125,000 severance payment payable on termination of the employment of J. Douglas Wellington ("Wellington") will be satisfied by Shamrock on January 31, 2001, from the reserve account which was established by Shamrock for said severance payment, subject to the terms of the Employment Agreement between AGEL and Wellington dated as of December 31, 1999 (the "Wellington Employment Agreement"). Buyers agree to cause AGEL to pay the other half of said severance payment on January 31, 2001, which amount shall not be paid out of the Escrow Amount (as defined below) but rather from other post-closing funds of AGEL. AGEL will pay to Wellington the remainder of his base salary under the Wellington Employment Agreement in a lump sum payment on September 30, 2000, from the Escrow Amount. The Buyers agree to cause AGEL to pay to Wellington on September 30, 2000, $1,500 for the car and rent allowance which amount shall not be paid out of the Escrow Amount but rather from post-closing funds of AGEL.

               4.07 Except as set forth in the Exceptions Schedule, any agent, broker, investment banker, person or firm acting on behalf of AGEL is or will be entitled to any broker's or finder's fee or any other commission or fee, directly or indirectly, in connection with any of the transactions contemplated hereby.

               4.08 AGEL owns stock or securities evidencing an ownership interest in any corporation, business trust, firm or business which may be considered a subsidiary, except as set forth on the Exceptions Schedule.

               4.09 At Closing, AGEL has cash in an amount of less than approximately $150,000 or has any liabilities, contingent or otherwise, other than as set forth on the Exceptions Schedule.

               4.10 Shamrock has not exercised all conversion rights with respect to the preferred stock held by it or has not taken all actions necessary to cause the transfer agent for AGEL to issue the 5,823,019 shares of common stock owned by Shamrock either directly or as a result of the conversion.

               4.11 AGEL shall not have complied with the Letter Agreement (the "Letter Agreement") dated November 23, 1999 between AGEL and Shamrock except as modified by the terms of this Agreement.

         5.    Escrow Agreement.

               5.01 At the Closing, pursuant to the terms and subject to the conditions of that certain Escrow Agreement by and between the Buyers, Shamrock, Richard C. Breeden, Trustee of the Estate, AGEL and the Escrow Agent, substantially in the form of Exhibit "C" attached hereto ("Escrow Agreement"), the Purchase Price plus the amount of cash on hand in AGEL as of Closing less the liabilities set out on the Exceptions Schedule shall be deposited with the Escrow Agent (all such amounts deposited pursuant to the

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

        terms and subject to the conditions of the Escrow Agreement as contemplated by this Agreement shall be referred to in the aggregate as the "Escrow Amount"). Pursuant to the terms and subject to the conditions of the Escrow Agreement, promptly following the expiration of the Termination Date and after giving effect to the final determination of all claims of the Buyers, unless the parties instruct the Escrow Agent otherwise, the Escrow Agent shall distribute to Shamrock 1.8% of the Escrow Amount (it being understood that the other 98.2% of the Escrow Amount shall be distributed to the Estate).

               5.02 Any right of setoff under this Agreement with respect to a claimed breach or the happening of any occurrence described in Section 4 shall expire on September 30, 2000 (the "Termination Date"), unless on or prior to the Termination Date a claim has been made by the Buyers. If a claim is timely made, it may continue to be asserted beyond the Termination Date.

               5.03 The amounts which are payable to the Buyers as a result of the successful determination of a claim or claims of the Buyers shall be paid solely out of the Escrow Amount pursuant to the terms and subject to the conditions of the Escrow Agreement.

        6. Other Remedies. In lieu of the right of setoff described herein, if there is any breach by Shamrock or the happening of any occurrence described in
Section 4 the Buyers shall, at their option, be entitled to rescind the transactions contemplated by this Agreement up to and through the Termination Date. Shamrock acknowledges and agrees that the right of setoff described herein alone may not be an adequate remedy for any breach by Shamrock or the happening of any occurrence described in Section 4 and accordingly expressly agrees that, in lieu of the right of setoff described herein, the Buyers shall be entitled to rescind this transaction.

        7. Letter Agreement. The Buyers acknowledge and agree that under the terms of the Letter Agreement and the Order Approving Settlement Agreement Among the Debtor, the Bennett Entities, AGEL and the AGEL Subsidiaries Regarding Compromise and Settlement of Claims (the "Order") approved by the United States Bankruptcy Court, Northern District of New York dated December 23, 1999, AGEL has transferred to Shamrock all of its right, title and interest in all of its rights, title and interests under the First Amended Joint Plan of Liquidation for Am Gam Associates and American Gaming and Resorts of Mississippi, Inc. (the "Mississippi Interests"). Further, under the Letter Agreement and Order, AGEL is obligated to deliver or cause to be delivered directly to Shamrock immediately upon receipt all payments, distributions, dividends and proceeds of a type to which AGEL is entitled pursuant to or in connection therewith the Irrevocable Proxy and Consent Agreement dated as of August 23, 1996 between and between Paul
R. Patridge, Patrick F. Daly, James A. Everatt, Charles E. Reisert, Eric C. Jackson and AGEL, as amended (the "Rising Sun Interests"). The Buyers acknowledge and agree that following the Closing AGEL will continue to be bound by the terms of the Letter Agreement and Order and will have no interest or claim to the Mississippi Interests or Rising Sun Interests.

        8. Conditions to Closing. The obligations of the parties under this Agreement are subject to the satisfaction of the following express conditions precedent at or before the Closing:

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

               8.01 AGEL and RSR, LLC shall have executed and delivered a settlement agreement, in form and substance satisfactory to the Estate and Shamrock; the settlement agreement shall have been approved by the Indiana Gaming Commission; and the settlement thereunder shall have closed.

               8.02 The Indiana Gaming Commission shall have approved the sale of the Stock by the Estate and Shamrock to the Buyers.

               8.03 The Estate and Shamrock shall cause AGEL to deliver to the Buyers copies of any books and records of AGEL, as the Buyers may reasonably request.

               8.04 Buyers shall purchase all of AGEL's shares owned by the Estate pursuant to the terms of a Stock Purchase Agreement of even date herewith.

               8.05 The United States Bankruptcy Court for the Northern District of New York shall have approved the sale of the Stock by the Estate pursuant to the terms of the Stock Purchase Agreement, free and clear of claims, liens and encumbrances, and the conversion of the Series C, D and E preferred stock into common stock ("Bankruptcy Court
       Approval") and the Order approving the sale and conversion shall have become final.

               8.06 AGEL and J. Douglas Wellington shall have agreed upon the terms of a new consulting/employment agreement which agreement will be subject to the Closing of this Agreement and the Stock Purchase Agreement with the Trustee.

     9. Termination and Postponement. This Agreement may be terminated, and the transactions provided for herein abandoned, at any time prior to but not after the Closing, as follows:

               9.01   by mutual consent of the Buyers and Shamrock;

               9.02 by the Buyers or Shamrock, if any of the conditions set forth in Article VIII shall not have been met or cannot reasonably be met by the Closing Date; or

               9.03 by the Buyers or Shamrock if the Closing has not been consummated by August 31, 2000.

                      In the event of the termination and abandonment of this Agreement and the transactions contemplated hereby, this Agreement shall become void and of no effect, without any liability on the part of any party or its directors, officers or shareholders.

       10. Miscellaneous.

               10.01 All notices, requests, demands and other communications which are required or may be given pursuant to the terms of this Agreement shall be in written or electronic form and shall be deemed delivered (i) on the date of delivery when delivered

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

          by hand, (ii) on the date of transmission when sent by facsimile transmission during normal business hours with telephone confirmation of receipt, (iii) one day after dispatch when sent by overnight courier maintaining records of receipt, or (iv) three days after dispatch when sent by certified mail, postage prepaid, return-receipt requested; provided that, in an any such case, such communication is addressed as provided in the immediately following paragraph. All notices, requests, demands and other communications which are required or may be given pursuant to the terms of this Agreement shall be addressed as follows:

                      (i)    If to Shamrock:

                                    Shamrock Holdings Group, Inc.
                                    c/o Richard C. Breeden
                                    100 Northfield Street
                                    Greenwich, CT 06831
                                    Telephone: 203-618-0065
                                    Facsimile: 203-618-0063

                             with a copy to:

                                    William J. Brown, Esq.
                                    Phillips Lytle Hitchcock Blaine & Huber, LLP
                                    3400 HSBC Center Buffalo, New York
                                    14203-2887 Telephone: 716-847-8400
                                    Facsimile: 716-852-6100

                      (ii)   If to the Buyers:

                                    John F. Fisbeck
                                    7931 West 86th Street
                                    Indianapolis, Indiana 46278
                                    Telephone:     317-262-4250
                                    Facsimile:     317-262-4106

                             with a copy to:

                                    Robert J. Milford, Esq. or
                                    Constance J. Gustafson, Esq.
                                    Lowe Gray Steele and Darko, LLP
                                    Bank One Tower
                                    111 Monument Circle, Suite 4600
                                    Indianapolis, Indiana 46204-5146
                                    Telephone:     317-236-8020
                                    Facsimile:     317-236-6472

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

        Any party may change its address or the designation of the intended recipient of notice provided that it notifies the other parties in accordance with the terms of this section.

               10.02 This Agreement shall not be assigned by Shamrock but the Buyers may, without Shamrock's approval, assign their interests. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and permitted assigns. Nothing in this Agreement is intended to confer, expressly or by implication, upon any other person any rights or remedies under or by reason of this Agreement.

               10.03 This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Indiana (without giving effect to the conflicts of law provisions thereof).

               10.04 This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and which together shall constitute a single instrument. The parties agree that they will accept executed documents with facsimile signatures which will be promptly replaced with original signatures.

               10.05 Shamrock and the Buyers agree that the timing and content of any press release or other public announcement with respect to this Agreement and the transactions contemplated hereby shall be subject to mutual agreement of the parties hereto to the maximum extent feasible and consistent with their respective legal obligations to disseminate material information to their stockholders and the public.

               10.06 This Agreement, Schedules, and the Consulting Agreement between AGEL and J. Douglas Wellington, contain the entire understanding and agreement between the parties hereto with respect to the transactions contemplated hereby and supersede all prior and contemporaneous agreements or understandings, express or implied, oral or written, between the parties with respect to the subject matter hereof.

               10.07 At any time prior to the Closing Date, the parties hereto may, by written agreement (i) extend the time for the performance of any of the obligations or other acts of the parties hereto, (ii) waive any inaccuracies in the representations and warranties contained in this Agreement or in any schedule or document delivered pursuant hereto and
        (iii) waive compliance with any of the covenants or agreements contained in this Agreement.

               10.08 If any covenant or provision hereof is determined to be void or unenforceable in whole or in part, it shall not be deemed to affect or impair the invalidity of any other covenant or provision, each of which is hereby declared to be separate and distinct. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable. If any provision of this Agreement is declared invalid or unenforceable for any reason other than overbreadth, the offending provision will be modified so as to maintain the essential benefits of the bargain among the parties hereto to the maximum extent possible, consistent with law and public policy.

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

               10.09 If any legal action or any other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorney's fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

               10.10 The parties submit to the jurisdiction of the United State Bankruptcy Court for the Northern District of New York for resolution of any disputes or controversies arising out of this Agreement.

               10.11 The representations and warranties, covenants and obligations of the parties contained herein shall survive the Closing Date. There are no promises, undertakings, representations or warranties by Shamrock relative to the subject matter hereof not expressly set forth herein.

               10.12 Shamrock and Buyers shall each bear their respective costs and expenses incurred prior to Closing, including legal, accounting and other expenses, in connection with the proposed sale.

               10.13 Richard C. Breeden is entering into this Agreement solely in his capacity as President of Shamrock and shall have no personal responsibility or liability whatsoever under this Agreement.

               10.14 J. Douglas Wellington is entering into this Agreement solely in his capacity as President and CEO of AGEL and shall have no personal responsibility or liability whatsoever under this Agreement.


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


        IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

                                    /s/ David B. McLane
                                    -----------------------------------------
                                    David B. McLane

                                    /s/ John F. Fisbeck
                                    -----------------------------------------
                                    John F. Fisbeck

















                    [SIGNATURE PAGE TO SHAMROCK STOCK PURCHASE AGREEMENT]

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


        IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

                                    /s/ Carter M. Fortune
                                    -----------------------------------------
                                    Carter M. Fortune




















                    [SIGNATURE PAGE TO SHAMROCK STOCK PURCHASE AGREEMENT]


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

                                    SHAMROCK HOLDINGS GROUP, INC.

                                    /s/ Richard C. Breeden
                                    -----------------------------------------
                                    Richard C. Breeden, President















                    [SIGNATURE PAGE TO SHAMROCK STOCK PURCHASE AGREEMENT]


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


                                    AMERICAN GAMING & ENTERTAINMENT, LTD.

                                    /s/ J. Douglas Wellington
                                    -----------------------------------------
                                    J. Douglas Wellington, President and CEO















                    [SIGNATURE PAGE TO SHAMROCK STOCK PURCHASE AGREEMENT]


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